Exhibit 99.1

U.S. AUTO PARTS NETWORK IS NOW CARPARTS.COM
U.S. Auto Parts Network, Inc. Announces Corporate Name Change to CarParts.com, Inc. Effective Immediately

TORRANCE, C.A. - July 27, 2020 - U.S. Auto Parts Network, Inc. (NASDAQ: PRTS) today announced it has formally changed its name to CarParts.com, Inc. Following its sales growth and inclusion in the Russell 2000® Index, the company decided it needed a name that reflected the tech-forward company it has become. The company, which has been a leader in online aftermarket auto parts for over 20 years, has built a strong brand identity and loyal, engaged consumer base under its flagship brand – CarParts.com – and decided its official corporate name should reflect this progression.

“CarParts.com is a tech company,” said Lev Peker, CEO of CarParts.com. “Like the best tech firms, CarParts.com’s value is in its people, expertise, supply chain, proprietary software, parts catalogue, and consumer brand. The new name speaks to the way we have used technology and e-commerce expertise to increase sales and profitability.”

As an e-commerce auto parts company, CarParts.com has carved a niche in the tech sector. CarParts.com is transforming the way drivers shop for auto parts in order to benefit today’s digital consumer. Through its simple and convenient website, CarParts.com enables consumers to connect with the parts that they need to get their vehicle on the road.

The U.S. Auto Parts NASDAQ ticker (PRTS) will be retained. CarParts.com, Inc. common stock has been assigned the CUSIP number 14427M107. Trading under the new name will begin at market opening on Tuesday, July 28, 2020. Holders of common stock are not required to exchange currently outstanding stock certificates for new stock certificates.

CarParts.com remains committed to maintaining the customer-centric strategy that has drawn consumer trust and respect for over two decades. The updated corporate identification reflects the company’s customer-first mentality in making the process of purchasing car parts online reliable, fast, cost-effective, and easy. Through continued innovation and growth, CarParts.com is dedicated to improving the e-commerce customer experience for drivers.

About CarParts.com, Inc.

For over 20 years, CarParts.com has been a leader in the e-commerce automotive aftermarket, providing collision, engine, and performance parts and accessories. With over 50 million parts delivered, we’ve helped everyday drivers across the continental United States find the right parts to keep their vehicles on the road.

With a focus on the end-to-end customer experience, we’ve designed our website and sourcing network to simplify the way drivers get the parts they need. Our vehicle selector and easy-to-navigate, mobile-friendly website offer customers guaranteed fitment and a convenient online shopping experience. And with our own wide distribution network, we bring the very best brands and manufacturers directly to consumer hands, cutting out all the brick-and-mortar supply chain costs to provide quality parts at a discount for our loyal customers. Combined with our 90-day return policy and satisfaction guarantee, CarParts.com makes it simple for customers to get parts delivered straight to their door.

CarParts.com is headquartered in Torrance, California.

Safe Harbor Statement

This press release contains statements which are based on management's current expectations, estimates and projections about the Company's business and its industry, as well as certain assumptions made by the Company. These statements are forward looking statements for the purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended and Section 27A of the Securities Act of 1933, as amended. Words such as "anticipates," "could," "expects," "intends," "plans," "potential," "believes," "predicts," "projects," "seeks," "estimates," "may," "will," "would," "will likely continue" and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, its future operating results and financial condition and our potential growth. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, competitive pressures, our dependence on search engines to attract customers, demand for the Company's products, the online market and channel mix for aftermarket auto parts, the economy in general, increases in commodity and component pricing that would increase the Company's product costs, the operating restrictions in its credit agreement, the weather, the impact of the customs issues and any other factors discussed in the Company's filings with the Securities and Exchange Commission (the "SEC"), including the Risk Factors contained in the Company's Annual Report on Form 10K and Quarterly Reports on Form 10Q, which are available at www.carparts.com and the SEC's website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements in this release and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. Unless otherwise required by law, the Company expressly disclaims any obligation to update publicly any forward-looking statements, whether as result of new information, future events or otherwise.

Media Inquiries:
Sasha Trosman
press@usautoparts.com

Investor Relations:
Ryan Lockwood
rlockwood@usautoparts.com